Exhibit 5.1

TROUTMAN SANDERS LLP
Bank of America Plaza
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308-2216
(404) 885-3000

March 9, 2005

Matria Healthcare, Inc.
1850 Parkway Place
12th Floor
Marietta, Georgia 30067

     Re: Registration No. 333-100977

Ladies and Gentlemen:

     We have served as counsel to Matria Healthcare, Inc., formerly Matria Holding Company, Inc. (the “Company”) in connection with the filing by the Company of Post-Effective Amendment No. 1 (the “Amendment”) to that certain registration statement on Form S-8 filed by Matria Healthcare, Inc. (the “Predecessor Registrant”) with the Securities and Exchange Commission (the “Commission”) on November 4, 2002. The Amendment reflects the adoption by the Company of such registration statement with respect to 562,500 shares of common stock (which number of shares reflects the three-for-two stock split effected in the form of a stock dividend on February 4, 2005) of the Company (the “Shares”), along with the associated common stock purchase rights, for issuance under the Matria Healthcare, Inc. 2002 Stock Incentive Plan and the Matria Healthcare, Inc. 2002 Stock Purchase Plan (the “Plans”). The Plans were assumed by the Company in connection with the merger (the “Merger”) in accordance with Section 251(g) of the Delaware General Corporation Law, of Matria MergerSub, Inc., a Delaware corporation, with and into the Predecessor Registrant, with the Predecessor Registrant being the surviving corporation. In the Merger, each share of issued and outstanding common stock of the Predecessor Registrant was converted into one share of common stock of the Company. Pursuant to the Merger, the Predecessor Registrant became a direct, wholly-owned subsidiary of the Company.

     As counsel for the Company, we have examined certain books and records of the Company and have made such other investigations as we have deemed necessary for purposes of this opinion. In such examinations we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

     As to questions of fact material to this opinion, we have relied solely upon certificates and statements of officers of the Company and certain public officials. We have assumed and relied upon the accuracy and completeness of such certificates and statements, the factual matters set forth therein, and the genuineness of all signatures thereon, and nothing has come to our attention leading us to question the accuracy of the matters set forth therein. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been discovered by independent verification.

     Based upon and subject to the foregoing, we are of the opinion that the Shares reserved for issuance in accordance with the Plans have been duly authorized and will, when and to the extent certificates evidencing the Shares have been duly executed, countersigned, registered, issued, paid for and delivered in connection with the exercise of options granted in accordance with the Plans and the respective agreements thereunder, be validly issued, fully paid and nonassessable.

     The foregoing opinions are limited to the General Corporation Law of the State of Delaware and the Federal law of the United States of America. This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to you solely for your benefit in connection with the transactions contemplated by the Plans and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without our express written consent.

     We hereby consent to the filing of this opinion or copies thereof as an exhibit to the registration statement referred to above.

Very truly yours,

/s/ Troutman Sanders LLP

TROUTMAN SANDERS LLP